Exhibit T3B.4

AMENDMENT NO. 2 TO THE THIRD AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT

OF

FXCM HOLDINGS, LLC

This Amendment No. 2 to the Third Amended and Restated Limited Liability Company Agreement of FXCM Holdings, LLC (the “Company”) is entered into as of January 29, 2015 by the managing member signing below (the “Managing Member”). The Managing Member hereby agrees as follows:

1.       Defined Terms. Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Third Amended and Restated Limited Liability Company Agreement of the Company.

2.       Amendments. The Third Amended and Restated Limited Liability Company Agreement of the Company is hereby amended as follows:

(a) Section 3.8 shall be inserted as follows:

As soon as practicable following the occurrence of any event that causes the preferred stock purchase rights attached to shares of Class A common stock of the Managing Member to become exercisable pursuant to the Stockholder Rights Agreement, the Managing Member shall pursuant to its authority under Section 3.2 establish in accordance with this Agreement a Class of Units (“Series A Junior Participating Preferred Units”) that has substantially the same rights and preferences with respect to distributions of the Company in relation to Class A Units as shares of Series A Junior Participating Preferred Stock of the Managing Member are entitled with respect to dividends and distributions of the Managing Member in relation to shares of Class A common stock of the Managing Member.

Each Class A Unit (including, for the avoidance of doubt, Class A Units held by the Managing Member) has attached to it a right (each a “Preferred Unit Purchase Right”) that entitles the holder of such Class A Unit to purchase Series A Junior Participating Preferred Units of the Company as provided in this Section 3.8. Such Preferred Unit Purchase Rights will become excercisable, if at all, at such time and to the same extent as the preferred stock purchase rights attached to shares of Class A common stock of the Managing Member shall become exercisable pursuant to the Stockholder Rights Agreement; provided that no Preferred Unit Purchase Right shall be exercisable by any holder of Class A Units to the extent such holder is an “Acquiring Person” as such term is defined in the Stockholder Rights Agreement and the Managing Member shall take such action as it may determine in its sole discretion to be necessary or advisable to give effect to this proviso. Each Preferred Unit Purchase Right will entitle its holder to purchase at an exercise price per Preferred Unit equal to the exercise price per share of Series A Junior Participating Preferred Stock of the Managing Member determined in accordance with the Stockholder Rights Agreement (1) Series A Junior Participating Preferred Units, or (2) in lieu of such Series A Junior Participating Preferred Units, a number of Class A Units equal to the number of shares of Class A common stock of the Managing Member that a holder of a preferred stock purchase right attached to a share of Class A common stock of the Managing Member would be entitled to purchase pursuant to the Stockholder Rights Agreement. In the event that holders of Class A common stock of the Managing Member exercise or exchange the preferred stock purchase rights attached thereto for shares of Series A Junior Participating Preferred Stock of the Managing Member, the Managing Member shall exercise or exchange Preferred Unit Purchase Rights attached to Class A Units held by the Managing Member for a corresponding number of Series A Junior Participating Preferred Units. In the event that holders of Class A common stock of the Managing Member exercise or exchange the preferred stock purchase rights attached thereto for additional shares of Class A common stock of the Managing Member, the Managing Member shall exercise or exchange Preferred Unit Purchase Rights for a corresponding number of additional Class A Units of the Company. If at any time the ratio at which Class A Units are exchangeable for shares of Class A common stock of the Managing Member pursuant to the Exchange Agreement changes from one-for-one, the Managing Member shall make corresponding adjustments to the number of Series A Junior Participating Preferred Units or Class A Units, as the case may be, that a holder of Class A Units is entitled to receive upon exercise of or in exchange for a Preferred Unit Purchase Right as the Managing Member shall determine in its sole discretion.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment No. 2 to the Third Amended and Restated Limited Liability Company Agreement as of the date and year first aforesaid.

BY:	FXCM HOLDINGS, LLC

BY:	FXCM INC., ITS MANAGING MEMBER

By:	/s/ David S. Sassoon
	Name:	David S. Sassoon
	Title:	General Counsel

2

BY: FXCM HOLDINGS, LLC

BY: FXCM INC., ITS MANAGING MEMBER

By:	/s/ David S. Sassoon
	Name:	DAVID S. SASSOON
	Title:	GENERAL COUNSEL

[Signature Page to Amendment No. 2 to the Third Amended and Restated Limited Liability Company Agreement of

FXCM Holdings, LLC]